EXHIBIT 99.1

MMC Energy, Inc. Announces Forward Capacity Sales for Its California Plants

NEW YORK, July 18, 2007 (PRIME NEWSWIRE) -- MMC Energy, Inc. (Nasdaq:MMCE) today announced that it has executed Resource Adequacy Contracts with an investment-grade power marketer to sell its Net Qualified Capacity from two of the three wholly owned power plants that it operates in the California Independent System Operator ("CAISO") control area.

The contracts are expected to provide aggregate revenues equal to $2.07 million, net of direct selling costs, and completes MMC's forward sales of Net Qualified Capacity from its existing CAISO generation portfolio for 2008.

MMC has retained the energy and ancillary services revenue components of these plants, which will provide significant additional revenue streams to the Company.

MMC's Chula Vista, Escondido, and Mid-Sun facilities were all successfully re-commissioned by MMC and now provide electricity and ancillary services to the energy-scarce Southern California market. All three plants can reach base-load power output in less than 10 minutes to meet peak load requirements. The facilities are fueled with natural gas and have state of the art emission control systems.

MMC previously announced the forward sale of Resource Adequacy Capacity for 2007 for its three facilities. MMC has also announced its intention to upgrade and expand the net installed generation of its Chula Vista facility to 93MW and its Escondido facility to 46.5MW by June 2009.

MMC has issued request for offers (RFO) from market counterparties for long term contracts for each facility, which may or may not include Resource Adequacy capacity.

About MMC Energy, Inc.:

MMC Energy is an energy company that acquires and actively manages electricity generating and energy infrastructure-related assets in the United States. The Company's mission is to acquire, directly or through joint ventures, a portfolio of small to mid size electricity generating assets, generally below 250 megawatts, or "MW." To date, MMC has acquired three electricity generating assets in California, totaling 110 MW of capacity. The Company is currently in the process of upgrading two of these assets. MMC is also pursuing additional acquisitions primarily in California, Texas and the Mid-Atlantic and Northeastern United States.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding MMC's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various disclosures made by MMC in its reports filed with the Securities and Exchange Commission, including those risks set forth in its 2006 Annual Report on Form 10K-SB. MMC assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation.

CONTACT:  MMC Energy, Inc.
          Denis G. Gagnon, Chief Financial Officer
          212-977-0900
          www.mmcenergy.com